Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC

ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report of Hansberger Institutional Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Certified Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, FL

April 26, 2007